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                                                                    EXHIBIT 16.1


                    LETTER RE CHANGE IN CERTIFYING ACCOUNTANT





April 22, 1998




Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated April 22, 1998, of Morton Industrial Group, Inc. (formerly MLX, Inc.) and are in agreement with the statements contained in the second sentence of the first paragraph as they pertain to Ernst & Young LLP, and with the statements in the second paragraph of Item 4 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



                                                             Ernst & Young LLP